Exhibit 99.1

SPAR Group Announces Departure of Chief Information Officer

WHITE PLAINS, N.Y., April 27, 2016 -- SPAR Group, Inc. (Nasdaq:SGRP), a leading supplier of retail merchandising and other marketing services throughout the United States and internationally, today announced that its Chief Information Officer, Panos Mastrogiannis will be leaving the Company to pursue other opportunities, effective May 6, 2016.

“During his 18-year tenure at SPAR Group, Panos made a significant contribution to building our 24/7/365 global information technology infrastructure, which is a key differentiator of our business. We would like to thank Panos for his efforts and wish him well in his future endeavors," said Jill Blanchard, President and CEO of SPAR Group.

“I am proud of the very strong and capable team at SPAR Group and the work we have done to position the Company as a technology leader of merchandising and marketing services.  I wish the very best for my colleagues at SPAR Group,” said Panos Mastrogiannis.

About SPAR Group

SPAR Group, Inc. is a diversified international merchandising and marketing services Company and provides a broad array of services worldwide to help companies improve their sales, operating efficiency and profits at retail locations. The Company provides merchandising and other marketing services to manufacturers, distributors and retailers worldwide, primarily in mass merchandiser, office supply, value, grocery, drug, independent, convenience, toy, home improvement and electronics stores, as well as providing furniture and other product assembly services, audit services, in-store events, technology services and marketing research. The Company has supplied these project and product services in the United States since certain of its predecessors were formed in 1979 and internationally since the Company acquired its first international subsidiary in Japan in May of 2001. Product services include restocking and adding new products, removing spoiled or outdated products, resetting categories "on the shelf" in accordance with client or store schematics, confirming and replacing shelf tags, setting new sale or promotional product displays and advertising, replenishing kiosks, providing in-store event staffing and providing assembly services in stores, homes and offices. Audit services include price audits, point of sale audits, out of stock audits, intercept surveys and planogram audits. Other merchandising services include whole store or departmental product sets or resets (including new store openings), new product launches, in-store demonstrations, special seasonal or promotional merchandising, focused product support and product recalls. The Company currently does business in 9 countries that encompass approximately 50% of the total world population through its operations in the United States, Canada, Japan, South Africa, India, China, Australia, Mexico and Turkey. For more information, please visit the SPAR Group's website at http://www.sparinc.com.